EXHIBIT (h)(2)

                           [ARTISAN FUNDS LETTERHEAD]

                                November 7, 2001



State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02171

Ladies and Gentlemen:

         This is to advise you that Artisan Funds, Inc. has established a new series of shares to be known as Artisan International Small Cap Fund. In accordance with the Additional Funds provision in Article 16 of the Transfer Agency and Service Agreement dated May 1, 2001, between Artisan Funds, Inc. and State Street Bank and Trust Company, as amended, Artisan Funds, Inc. hereby requests that you act as Transfer Agent for the new series under the terms of the Transfer Agency and Service Agreement.

         Please indicate your acceptance of this appointment as Transfer Agent by executing three copies of this Letter Agreement, returning two copies to us and retaining one copy for your records.

                                   ARTISAN FUNDS, INC.




                                   By: /s/ Lawrence A. Totsky
                                       --------------------------------------
                                       Lawrence A. Totsky
                                       Chief Financial Officer


Agreed to this 26th day of November 2001

STATE STREET BANK AND TRUST COMPANY

By:  /s/ Joseph L. Hooley
     ----------------------------------
     Name: Joseph L. Hooley
     Title: Executive Vice President